Exhibit 99.2

Letter from Kunal Kapoor

Morningstar plans to acquire Leveraged Commentary & Data

Dear Morningstar colleagues, soon-to-be colleagues at LCD, partners, and shareholders, This morning, we announced our agreement to acquire Leveraged Commentary & Data (LCD), the industry standard for leveraged loan data, news, indexes, and analysis, from S&P Global.

Our ambition to acquire PitchBook back in 2016 was born from our belief that the public and private markets would continue to converge, and investors’ thirst for independent data and research to inform their investment strategies across the spectrum would grow. In fact, private markets have only become more and more important across the investing ecosystem with no signs of that slowing. We are proud to be leading the effort to bring transparency to this part of the capital markets.

Private credit (PC) has long been a foundational component of the alternatives asset class. The market initially was comprised of niche investors and arrangers supporting corporate M&A activity and cash-strapped businesses, but private equity has more recently brought the leveraged loan market into the mainstream. PC is now the third largest alternative asset sleeve by assets under management. An estimated 60-70% of leveraged loans are sponsored by PE, and some of the largest PE firms are building private credit business units.

We set a high bar for acquisitions, and that’s as true as ever today. This is one well worth the sweat because it presents an exciting new opportunity to empower investor success by bringing greater transparency to the private credit market. LCD has built a wide moat from its differentiated data and resulting analytics, grown through two decades of building strong networks with private credit market participants including bank loan desks and asset managers. Importantly, LCD is unique in that it provides data and analysis coverage across the entire lifecycle of loans. This depth of loan data is extremely arduous to replicate.

LCD will add significant value to users of the PitchBook Platform; integrating LCD’s in-depth leveraged loan data and news will create a comprehensive, centralized platform for private capital and debt markets. And when LCD’s approximately 50,000 subscribers use the PitchBook platform, they’re sure to delight at such expansive private and public capital market data and analysis available to them all in one place. We have some work to do to integrate this offering into PitchBook, but we’re confident that we can elevate the experience for LCD users.

Moreover, it supports our continued focus on expanding our fixed-income data and capabilities across the firm. For Morningstar Indexes in particular, this acquisition will add the S&P/LSTA Leveraged Loan Index—the flagship index for this important market—and related indexes to our expanding global fixed-income capabilities for our clients. As I’ve been saying, we are a fast-growing player in this space, and our ambitions are only getting larger.

To the more than 60 experienced journalists, researchers, technologists, and client support and sales personnel set to join us, we look forward to helping you build long-term, successful careers here as so many others have done throughout our history. We are proud of our track record as a terrific home for those who arrive here through acquisitions. You have built an offering with an impressive 20-year data tracking history that has earned the trust of professional investors across the U.S. and Europe, becoming well embedded into customer workflows. Together, we will accelerate growth of your business and get your market-leading IP in the leveraged finance industry into the workflows of even more investors.

Finally, I hope you’ll join us Friday, May 13 for Morningstar’s 2022 Annual Shareholders' Meeting, either at our office in Chicago or virtually. PitchBook CEO John Gabbert will be among the leaders to join me and Chief Financial Officer Jason Dubinsky for management presentations. We always look forward to this once-a-year chance to see you and take your questions live and in person.

I’m excited for the journey ahead.

Best regards,

Kunal

© April 4, 2022. Morningstar. All Rights Reserved.